August 12, 2003

KPMG LLP
303 East Wacker Drive
Chicago, IL 60601

Members of the Firm:

We are writing at your request to confirm our understanding of the agreed-upon procedures we have asked you to perform in regard to the TAPS Basic
Maintenance and 1940 Act Asset Coverage Test
(Reports) of the Nuveen Senior Income Fund  (the
Fund) as of June 30, 2003 and July 31, 2003, the last business day of the calendar quarter and for the one additional day during the quarter chosen at random.

Certain representations in this letter are described as being limited to matters that are material. Items are considered material, regardless of size, if they involve an omission or misstatement of accounting information that, in the light of surrounding circumstances, makes it probable that the judgment of a reasonable person relying on the information would be changed or influenced by the omission or misstatement.

We confirm that the attached Agreed-Upon Procedures
Reports (Appendix A) list all of the procedures, which we are requesting you to perform. In connection with these procedures, we confirm to the best of our knowledge and belief, the following representations:

1. We have made available to you all significant
2. information and records relevant to the TAPS Basic
3. Maintenance test and the 1940 Act Asset Coverage
4. Test as applicable.

5. We are responsible for the Reports and such

6. presentation is reasonable and complete.

7. We have fully advised you of all actions taken at the

8. meetings of stockholders and management that may

9. affect the Reports.

10. There have been no violations or possible violations

11. of laws or regulations, instances of fraud involving

12. any employees that could have a material effect on

13. the financial information, communications from

14. regulatory agencies concerning noncompliance with,

15. or deficiencies in, financial reporting practices the

16. effects of which should be considered for disclosure

17. in the Reports or in your report thereon.

18. We have complied with all aspects of contractual

19. agreements that have a material effect on the

20. Reports.

21. The Fund has priced its portfolio in accordance with

22. the prospectus.

23. No changes have occurred subsequent to the date

24. being reported on that would significantly affect the

25. Reports.

26. We confirm that the sufficiency of the agreed-upon

27. procedures we have asked you to perform, as set

28. forth in the Appendix, is the sole responsibility of

29. the Fund and the rating agents.

30. We understand that these procedures have been

31. performed for the sole purpose of confirming that

32. (a) the calculations reflected in the Reports are

33. mathematically accurate and (b) the method used by

34. the Fund for the Reports is in accordance with the

35. applicable requirements of the Fund's Statement

36. Establishing and Fixing the Rights and Preferences

37. of Taxable Auctioned Preferred Shares.

38. We understand that your report thereon is solely for

39. our information and is not to be referred to or

40. distributed, for any purpose, to anyone who is not a

41. member of management of the Fund, the auction

42. agent or the rating agencies for the Fund.

43. We understand you have made no independent

44. verification of any amount or description in the

45. Reports other than those specifically outlined in

46. Appendix A nor have you performed any procedures

47. other than those specifically outlined in Appendix

48. A.




Sincerely,

Nuveen Senior Income Fund


by   _____________________
	Stephen D. Foy
	Vice President and Controller